Exhibit 99.1

July 31, 2020

Earnings Report – June 30, 2020

Dear Shareholders:

Like all companies, we continue to adjust and move forward in dealing with the challenges presented by COVID-19.  Provided below are our financial results for the first half of the year and an update in the context of our four primary stakeholder groups; shareholders, customers, employees, and communities.

Shareholders: Year-to-date net income was $4.8 million for the period ending June 30, 2020 compared to $6.1 million for the period ending June 30, 2019. Year-to-date diluted earnings per share was $0.81 and $1.11, for June 30, 2020 and 2019, respectively. Total assets were $1.25 billion as of June 30, 2020 compared to $1.08 billion as of June 30, 2019. The primary driver behind the decrease in earnings from year-to-year is a $1.7 million increase in provision for loan loss expense. Absent the increase in provision expense, we would have been approximately $500 thousand higher year-over-year lead by a strong refinance market for single family home loans. The increase in the provision expense is a result of our best effort to analyze the negative economic impact of COVID-19. While past due loans have not increased significantly at this time, there continues to be a tremendous amount of economic uncertainty which will persist for many months and will likely impact loan quality. We remain well capitalized but, like the rest of the banking industry, we do expect downward pressure on earnings for 2020 and potentially beyond, based on indeterminate asset quality and net interest margin compression.

Customers:  We recognize COVID-19 has impacted consumer and commercial customers so we designed programs to support both groups.  We are running a Skip-a-Pay promotion for our consumer loan customers allowing them to defer loan payments for three months through year-end.  Since mid-March, we have worked with commercial and residential loan customers most impacted by this economic recession for principal and/or interest deferments ranging from three to twelve months.  Since early April, we have worked with commercial customers to originate approximately $60 million in U.S. Small Business Administration Paycheck Protection Program loans.

Employees:  We value the health of our employees and customers and have followed the state and local safety guidelines by increasing physical work space and limiting lobby access at times.  In June we began a phased approach to expand our lobby access.  As of July 6, all branch lobbies have returned to full access.  Our employees have performed exceedingly well during this trying time and have continued to provide Premier Customer Service.  We will continue to follow state and local safety guidelines as COVID cases have recently increased nationally and regionally.

Communities:  The wellbeing of a community bank is closely tied to the wellbeing of the communities in which it serves.  In mid-March we increased our corporate donations to non-profit groups serving those most in need within our communities.  In addition, we opened our newest branch, Tates Creek Centre Lexington, on July 6.  This new branch increases our presence in Lexington which is the largest market we serve and provides additional access for existing customers and potential customers.

The coming quarters will be challenging from a financial perspective, but as always, we will strive for the long-term best interest of our shareholders, customers, and employees.  Thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	6/30/2020	6/30/2019	Change

Assets
Cash & Due From Banks	$103,952	$27,657	275.9%
Federal Funds Sold	321	234	37.2
Interest Bearing Time Deposits	2,274	1,975	15.1
Securities	251,586	280,593	(10.3)
Loans Held for Sale	6,178	2,388	158.7
Loans	808,467	707,982	14.2
Reserve for Loan Losses	10,389	8,076	28.6
Net Loans	798,078	699,906	14.0
Bank Owned Life Insurance	18,449	10,357	78.1
Other Assets	66,133	60,387	9.5
Total Assets	$1,246,971	$1,083,497	15.1%

Liabilities & Stockholders' Equity
Deposits
Demand	$308,132	$243,845	26.4%
Savings & Interest Checking	431,297	421,841	2.2
Certificates of Deposit	205,127	167,182	22.7
Total Deposits	944,556	832,868	13.4
Repurchase Agreements	4,308	4,428	(2.7)
Other Borrowed Funds	152,622	113,381	34.6
Other Liabilities	23,257	16,673	39.5
Total Liabilities	1,124,743	967,350	16.3
Stockholders' Equity	122,228	116,147	5.2
Total Liabilities & Stockholders' Equity	$1,246,971	$1,083,497	15.1%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Six Months Ending			Three Months Ending
			Percentage			Percentage
	6/30/2020	6/30/2019	Change	6/30/2020	6/30/2019	Change
Interest Income	$22,013	$22,539	(2.3)%	$10,878	$11,360	(4.2)%
Interest Expense	3,939	4,541	(13.3)	1,796	2,301	(21.9)
Net Interest Income	18,074	17,998	0.4	9,082	9,059	0.3
Loan Loss Provision	2,125	450	372.2	500	325	53.8
Net Interest Income After Provision	15,949	17,548	(9.1)	8,582	8,734	(1.7)
Other Income	7,561	6,335	19.4	3,999	3,335	19.9
Other Expenses	18,568	17,543	5.8	9,338	8,778	6.4
Income Before Taxes	4,942	6,340	(22.1)	3,243	3,291	(1.5)
Income Taxes	118	292	(59.6)	170	54	214.8
Net Income	$4,824	$6,048	(20.2)%	$3,073	$3,237	(5.1)%

Selected Ratios
Return on Average Assets	0.81%	1.11%		1.00%	1.19%
Return on Average Equity	8.02	10.92		10.27	11.44

Earnings Per Share	$0.81	$1.01		$0.51	$0.54
Earnings Per Share - assuming dilution	0.81	1.01		0.51	0.54
Cash Dividends Per Share	0.36	0.34		0.18	0.17
Book Value Per Share	20.55	19.42
Tangible Book Value Per Share	18.18	17.05

Market Price	High	Low	Close
Second Quarter '20	$19.50	$15.50	$16.62
First Quarter '20	$24.00	$15.50	$17.60